AGREEMENT

THIS AGREEMENT (the "Agreement") is made and entered into as of this 14th day of April, 1999, by and between Arrow Financial Corporation, a New York corporation (the "Company"), and Michael F. Massiano ("Massiano").

RECITALS

A. On December 31, 1996, Massiano resigned from his position as President and Chief Executive Officer of the Company. At such time, the Company and Massiano reached an understanding pursuant to which, among other things, Massiano would continue to provide certain consultative and advisory services to the Company and its subsidiaries on an ongoing basis under the overall direction and control of the Company's Board of Directors (the "Board") and its President and Chief Executive Officer, Thomas L. Hoy (the "CEO"), and the Company would continue to regard Massiano as "employed" by the Company for purposes, and only for purposes, of the compensatory stock plans of the Company (the "Stock Plans").

B. The Company and Massiano now desire to memorialize their previous understanding on such matters and, on a going forward basis, to enter into a written agreement setting forth the nature of the continuing but limited employment relationship between the Company and Massiano and the continuing rights and duties of the parties thereunder.

NOW, THEREFORE, in consideration of the premises, the parties agree as follows:

1. Employment as Advisor and Consultant. Massiano agrees to provide services to the Company and its subsidiaries at such times and with respect to such business and financial matters as the Company, through its Board or CEO, may reasonably request, including those matters specified in Section 4 hereof.

2. Term. This Agreement shall remain in effect until December 31 of this calendar year; provided, however, this Agreement may be terminated at any time by either party upon 10 days' written notice to the other party, and provided further that, unless so terminated by either party, this Agreement shall be renewed automatically as of December 31 of each calendar year for the ensuing calendar year or until such earlier time as Massiano retires from his position as Chairman of the Company. Massiano and the Company further agree that the mutual obligations and responsibilities described herein are the same mutual obligations and responsibilities that the parties had to each other from December 31, 1996, to the date of this Agreement.

3. Compensation.

(a) Remuneration. The Company shall have the discretionary authority to pay Massiano any amounts it deems appropriate for any services rendered by him pursuant to this Agreement. In no event, however, will the Company be required to pay monetary remuneration to Massiano in excess of the remuneration Massiano is otherwise entitled to receive in his position as Chairman of the Company.

(b) Expenses. Subject to such limitations as may be established by the Board or the CEO, the Company will reimburse Massiano for all reasonable out-of-pocket expenses incurred by him in connection with services rendered by him pursuant to this Agreement, including, but not limited to, travel, lodging, meals, gratuities, transportation, courier service, photocopying, telecopying, telephone and similar expenses.

(c) Materials and Office Space. The Company will provide Massiano with his own office at the Company's headquarters, a personal telephone line, and such secretarial, clerical and other administrative support and assistance as Massiano may require.

4. Duties of Massiano. Massiano agrees that to the extent requested by the Company and subject to the direction and control of the Board and the CEO, Massiano will render advice: (1) in connection with any major strategic or market expansion, including any acquisition transaction, any expansion into a new line of business or any major marketing campaign conducted by the Company; (2) in connection with any major capital raising or financial endeavor; and (3) on any other significant business transaction or business proposal involving the Company or any of its subsidiaries. Massiano also agrees that he will be available to assist the Company in its dealings and relationships with significant shareholders including, but not limited to, those shareholders with whom Massiano has close personal or business ties. Massiano agrees that, to the extent requested by the Board or the CEO, he will give oral periodic reports to either the Board or the CEO with respect to the projects that he is reviewing.

5. Status as Employee. Massiano acknowledges that, in performing services under this Agreement, he at all times will be acting under the control and direction of the Company and hereby waives any rights he may otherwise have to characterize his position with the Company as that of independent contractor.

6. Noncompetition. During the term of this Agreement, unless the Company has consented otherwise in writing, Massiano will not directly or indirectly manage, operate, participate in, be employed by, perform consulting services for or otherwise be connected in any manner with any firm, person, corporation, enterprise or other entity that is engaging or is contemplating engaging in any business that is competitive with the business of the Company.

7. Confidentiality. During and subsequent to the term of this Agreement, Massiano agrees to keep confidential all information in his possession that is not already in the public domain that belongs or relates to or emanates from the Company or its subsidiaries.

8. No Executive or Officer Status. During the term of this Agreement, Massiano shall not be regarded as an "officer" or "executive officer" of the Company for purposes of federal securities law disclosure requirements, including the proxy rules. Massiano shall not be listed as an executive officer of the Company or any of its subsidiaries in any filings, disclosures or reports mailed to shareholders or regulators.

9. Employment Only For Purposes of Stock Plans. During the term of this Agreement, Massiano's "employment" with the Company and its subsidiaries shall be deemed to continue for purposes of the Company's Stock Plans, including its 1984 Incentive Stock Option Plan, 1984 Nonqualified Stock Option Plan and 1993 Long-Term Incentive Plan, but Massiano shall not be deemed an "employee" (and shall not be entitled to receive any payments, benefits or credit for years of service rendered that are received by qualifying active employees) under any of the Company's other employee plans, such as its employee benefit or retirement plans, including the Company's Supplemental Executive Retirement Plan, provided that nothing in the foregoing clause will limit the right of Massiano to receive or to continue to receive benefits payable or accruing to him under some or all of such benefit or retirement plans as a former qualifying active employee of the Company thereunder.

10. Entire Agreement and Amendment. This Agreement cancels and supersedes all previous agreements relating to the subject matter hereof between the parties, and embodies the entire understanding and agreement of the parties with respect to the subject matter hereof and shall not be amended, modified or supplemented in any respect except by a subsequent written instrument entered into by the parties.

11. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute one agreement which is binding upon all the parties hereto, notwithstanding that all parties are not signatories to the same counterpart.

12. Governing Law. This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the State of New York, without giving effect to the conflict of laws rules thereof.

13. Successors. This Agreement shall be binding upon and inure to the benefit of Massiano and his heirs and representatives and the Company and its respective successors and assigns.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

Michael F. Massiano

ATTEST: ARROW FINANCIAL CORPORATION

By: By:

Name:  Name:

Title: Secretary Title: